Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, July 29, 2013	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ADDS ANDREW CECERE TO BOARD OF DIRECTORS

MINNEAPOLIS, MN – July 29, 2013 – Donaldson Company, Inc. (NYSE:DCI) today announced that it has appointed Andrew Cecere to its Board of Directors, effective September 27th. The addition of Cecere brings the Donaldson Board to 11 members.

Cecere, 53, is Vice Chairman and Chief Financial Officer of Minneapolis, Minnesota-based U.S. Bancorp (NYSE:USB), a position he has held since 2007. Previously, he served as Vice Chairman, Wealth Management and Securities Services of U.S. Bancorp. Prior to the merger of Firstar Corporation and U.S. Bancorp in February 2001, Cecere served as an executive officer of the former U.S. Bancorp, including Chief Financial Officer from May 2000 through February 2001. U.S. Bancorp, with $353 billion in assets as of June 30, 2013, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States.

“Andy has a great track record of managing large multi-division banking businesses,” said Bill Cook, Donaldson’s CEO. “Andy’s extensive banking expertise and financial acumen will provide us with valuable counsel and perspective to help us achieve our Strategic Growth Plans. We are very excited to have him join our Board.”

Cecere earned a Bachelor of Arts in Business Administration and Finance at the University of St. Thomas in St. Paul, Minnesota, and a Master of Business Administration from the University of Minnesota’s Carlson School of Management.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,500 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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